Exhibit 99.1

NEWS RELEASE

State of Minnesota Provides Permitting Timeline for

Line 3 Replacement Project

CALGARY, Alberta, March 1, 2019 - Enbridge Inc. (TSX: ENB) (NYSE: ENB) (Enbridge or the Company) announced that the State of Minnesota (the “State”) has today provided Enbridge the permitting timeline for its agencies’ remaining environmental permits for the Line 3 Replacement Project.

The permitting timeline indicates that the certifications on all remaining State permits required for the construction of Line 3 will be provided by this November. Enbridge anticipates that the remaining Federal permits will be finalized approximately 30 to 60 days thereafter.

“We now have a firm schedule from the State on the timing of the remaining permits for our Line 3 Replacement project,” said Al Monaco, President and Chief Executive Officer of Enbridge. “We support a robust and transparent permitting process that includes opportunity for public input. We’ll continue to work closely with State officials during this process.”

This new permitting schedule updates the Company’s prior expectation for the receipt of final State permits in the second quarter of 2019, which underpinned an expected in-service date before the end of this year. In light of this permitting timeline, the Company is developing a revised construction schedule for the Line 3 Replacement Project, but now expects an in-service date during the second half of 2020. More specific timing on the in-service date, as well as any potential impacts on the 2020 financial outlook, will be provided once the revised construction schedule is finalized. The Company’s 2019 distributable cash flow guidance range of $4.30 to $4.60/share remains unchanged as a result of this permitting schedule.

“We appreciate the State’s ongoing efforts in this regard and will continue to work with the State agencies and the Administration to ensure that this critical safety-driven project is completed in a timely manner. We also want to thank all stakeholders, including resident Tribes in Minnesota, various labour groups, local landowners, and the many counties and municipalities along the right of way for their continued support.”

Background

The $9 billion Line 3 Replacement Project is a critical integrity replacement project that will enhance the safety and reliability of the Enbridge Liquids Mainline System. The project has received overwhelming support from stakeholders in Minnesota.

The Minnesota Public Utilities Commission approved the Certificate of Need and Route Permit in June 2018 and unanimously denied petitions to reconsider the decisions. In addition, agreement was reached with the Fond du Lac Band of Lake Superior Chippewa granting a new 20-year easement for the entire Mainline including the Line 3 Replacement Project through their Reservation.

In October 2018, Enbridge submitted all permit applications to the various federal and State agencies, including the U.S. Army Corps of Engineers, the Minnesota Department of Natural Resources, the Minnesota Pollution Control Agency and other local government agencies in Minnesota.

About Enbridge Inc.

Enbridge Inc. is North America’s premier energy infrastructure company with strategic business platforms that include an extensive network of crude oil, liquids and natural gas pipelines, regulated natural gas distribution utilities and renewable power generation. The Company safely delivers in excess of 3 million barrels of crude oil each day through its Mainline and Express Pipeline; accounts for approximately 62% of U.S.-bound Canadian crude oil exports; and moves approximately 18% of all natural gas consumed in the U.S., serving key supply basins and demand markets. The Company’s regulated utilities serve approximately 3.7 million retail customers in Ontario, Quebec, and New Brunswick. Enbridge also has interests in more than 1,700 MW of net renewable generating capacity in North America and Europe. The Company’s common shares trade on the Toronto and New York stock exchanges under the symbol ENB.

Life takes energy and Enbridge exists to fuel people’s quality of life. For more information, visit www.enbridge.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Media	Investment Community
Tracie Kenyon	Jonathan Gould
Toll Free: (888) 992-0997	Toll Free: (800) 481-2804
Email: media@enbridge.com	Email: investor.relations@enbridge.com

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